Exhibit 21.1
SUBSIDIARIES OF GLENAYRE
The following subsidiaries are wholly-owned and majority-owned, directly or indirectly, by Glenayre as of December 31, 2006:

Name of Subsidiary	Jurisdiction of Incorporation
Entertainment Distribution Company, LLC	Delaware, U.S.A.
Entertainment Distribution Company (USA), LLC	Delaware, U.S.A.
Entertainment Distribution Holding GMBH	Germany
Entertainment Distribution Company GMBH	Germany
Entertainment Distribution Company Netherlands
Holdings Company B.V.	Netherlands
Glenayre Electronics, Inc.	Colorado, U.S.A.
Glenayre Manufacturing Limited	Canada
Glenayre Electronics Singapore PTE Limited	Singapore
Glenayre Electronics (UK) Limited	United Kingdom
Glenayre Digital Systems, Inc.	North Carolina, U.S.A.
Glenayre de Mexico S.A. de C.V.	Mexico
Glenayre Administracion, S.A. de C.V.	Mexico
Glenayre Electronics South America Ltda.	Brazil
Glenayre Electronics Europe B.V.	Netherlands
Glenayre Electronics (Hong Kong) Limited	Hong Kong
Glenayre Electronics Philippines, Inc.	Philippines
Glenayre Electronics (Korea) Limited	Korea
Glenayre Electronics Middle East LLC	United Arab Emirates
Glenayre India (Private) Limited	India
Glenayre Electronics (Beijing) Co., Ltd.	China
Glenayre Electronics (Proprietary) Limited	South Africa
Glenayre.Net, Inc.	California, U.S.A.
GTI Acquisition Corp.	Delaware, U.S.A.
Nihon Glenayre Electronics K.K.	Japan
Open Development Corporation	Delaware, U.S.A.
Wireless Access, Inc.	California, U.S.A.
The names of other subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute a significant subsidiary.